Exhibit 10.1
NON-COMPETE, NON-SOLICITATION, INDEMNIFICATION, RESIGNATION
AND RELEASE AGREEMENT

This NON-COMPETE, NON-SOLICITATION, INDEMNIFCATION AND RELEASE AGREEMENT (this “Agreement”), dated effective as of October 24, 2025, by and between Littelfuse, Inc., a Delaware corporation (“Buyer”), Basler Electric Company, an Illinois corporation (the “Company”), and [ ] (the “Indirect Owner”), is ancillary to that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and between Basler Holdings, LLC, a Delaware limited liability company (“Seller”), and Buyer (the “Purchase Agreement”). Capitalized terms used, but not defined, herein shall have the meanings in the Purchase Agreement. Buyer, Company, and Indirect Owner may sometimes be hereinafter referred to individually as a “Party” and, collectively, as the “Parties.”
As a condition for the execution and delivery of the Purchase Agreement by Buyer, Indirect Owner is required to execute and deliver this Agreement, and Indirect Owner will receive a substantial benefit from the Purchase Agreement. In consideration of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
A.    Non-competition and Non-solicitation Covenants.
1.For purposes of this Agreement: “Restricted Business” means (i) the manufacture, sale, marketing and design of transformers, voltage regulators, excitation systems, genset controllers, protective relays, contactors, capacitors, auxiliary switches, and configured assemblies; and (ii) electrical engineering and field services consulting. “Territory” means the World.
2.From the Closing and for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Indirect Owner shall not, and shall cause each of its Affiliates to not, directly or indirectly, (a) engage in the Restricted Business in the Territory; (b) have an interest in any Person that engages in the Restricted Business in the Territory as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (c)(i) interfere, in any material respect, with the business relationships between any Company Entity and customers or suppliers of any Company Entity to the extent any such business relationship of such Company Entity initially exists prior to the Closing or (ii) intentionally interfere with the business relationships between Buyer and customers or suppliers of Buyer, or any customer or supplier of any Customer Entity to the extent any such business relationship of such Customer Entity initially exists after the Closing; provided, however, that Indirect Owner and its Affiliates may own, directly or indirectly, as an investment, securities of any Person engaged in the Restricted Business (a “Competitor”) that is traded on any national securities exchange, provided such Indirect Owner or Affiliate (y) is a passive investor that plays no role in the management or direction of such Competitor, and (z) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
3.During the Restricted Period, Indirect Owner shall not, and shall cause its Affiliates to not, directly or indirectly, hire or solicit any employee of any Company Entity or encourage any such employee to leave such employment; provided, however, that this sentence shall not apply to a general solicitation which is not directed specifically to any such employees or any employee who resigned his or her position with any Company Entity or was terminated by any Company Entity.

4.During the Restricted Period, Indirect Owner shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Company Entity for purposes of diverting their business or services from any Company Entity.
5.From and after the Closing, no Party shall (on their behalf or on behalf of their Affiliates), directly or indirectly, either individually or acting in concert with another Person or Persons, make any negative, derogatory, or disparaging statements or communications regarding the other Party or any Company Entity, except in connection with a claim to enforce such Party’s rights under this Agreement; provided, that in all cases, any such statements or communications must be truthful.
6.Each Party acknowledges that a breach or threatened breach of this Agreement would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such other Party of this Agreement, such other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, and specific performance (without any requirement to post bond).
7.Indirect Owner acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into the Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement. In the event that any covenant contained in this Agreement should ever be arbitrated and determined to exceed the time or geographic limitation permitted by Applicable Law in any jurisdiction, then the arbitrators pursuant to Section 12.8 of the Purchase Agreement are expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time and geographic limitations permitted by Applicable Law.
B.    Ownership Indemnification.
1.The Indirect Owner represents (a) that he has reviewed the Purchase Agreement, (b) that he has reviewed Section 4.1 of the Purchase Agreement, and (c) that, in particular, he has reviewed Section 4.2 of the Purchase Agreement, which provides in part that the Company is wholly owned by Seller, and that the ownership of each of the Company Subsidiaries is as set forth in Schedule 4.2(c) of the Purchase Agreement.
2.The Indirect Owner acknowledges (a) the existence of the definition of Fraud under the Purchase Agreement, subject to Articles 10 and 12 of the Purchase Agreement, and (b) that he is subject to the terms of the Purchase Agreement with respect to such Fraud, subject to Articles 10 and 12 thereof.
3.The Indirect Owner agrees that the representations and warranties in Section 4.2 of the Purchase Agreement shall survive indefinitely. Effective as of the Closing, the Indirect Owner shall indemnify and defend each of Buyer and its Affiliates (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of, directly or indirectly:
a. any inaccuracy in or breach of any of the representations or warranties in Section 4.2 of the Purchase Agreement; and
b. any claim that any Person (other than Buyer) claims an ownership interest in the Company or any Company Entity.

The obligations of the Indirect Owner under this Section B3 shall be joint and several with the other Original Owners and Original Shareholders. For purposes of clarity, none of the limits to indemnification, exclusive remedies, or other limitations and restrictions set forth in Article 10 of the Purchase Agreement shall be interpreted to limit the indemnification provided under this Section B3. The aggregate amount of all Losses for which the Indirect Owner and the other Original Owners and Original Shareholders shall be liable pursuant to this Section B3 shall not exceed the Purchase Price.
C.    VAT Certification Indemnification.
1.The Indirect Owner is aware that (a) the Company’s subsidiary, Transformadores de Piedras Negras, S.A. de C.V. (Mexico) (“TPN”) holds a VAT Certificación that provides a VAT credit in Mexico to temporarily import goods without being required to pay VAT (the “VAT Certificate”), (b) the VAT Certificate is important to the successful operation of TPN’s business, and (c) the termination, cancellation or revocation of the VAT Certificate by government authorities in Mexico would cause significant harm to TPN’s business and the value of TPN as a going concern.
2.The Indirect Owner hereby agrees, effective as of the Closing, to indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Parties arising out of the termination, cancellation or revocation of the VAT Certificate by government authorities in Mexico due to actions or omissions of TPN, Seller, Indirect Owner, or any of their respective Affiliates that relate to any period prior to Closing.
The obligations of the Indirect Owner under this Section C2 shall be joint and several with Seller and the other Original Owners and Original Shareholders. For purposes of clarity, none of the limits to indemnification, exclusive remedies, or other limitations and restrictions set forth in Article 10 of the Purchase Agreement shall be interpreted to limit the indemnification provided under this Section C2. The aggregate amount of all Losses for which the Indirect Owner, the other Original Owners and Original Shareholders, and Seller shall be liable pursuant to this Section C2 shall not exceed Two Million Dollars (US$2,000,000.00). Further, the obligations of the Indirect Owner under this Section C2 shall terminate on the fourth anniversary of the Closing Date. For the avoidance of doubt, the aggregate amount of indemnifiable Losses recoverable by the Buyer Indemnified Parties (i) from the Indirect Owner and the other Original Owners and Original Shareholders pursuant to this Section C2 and (ii) from Seller pursuant to Section 10.1(b) of the Purchase Agreement shall not exceed, in the aggregate, Two Million Dollars (US$2,000,000.00).
D.    Resignation.
1.Effective as of the Closing, the Indirect Owner resigns as an officer, director, and employee of each Company Entity, if the Indirect Owner is an officer, director, or employee thereof.
E.     Release.
1.Effective as of the Closing, the Indirect Owner hereby releases each Company Entity, inclusive of its other officers, directors, managers, employees, and agents, from and waive any action, claim, complaint, cost, and demand whatsoever, at law or in equity (each, a “Claim”); provided, however, that such release is not with respect to any Claim (a) that cannot be released by law, (b) under any organizational document of any Company Entity, including, without limitation, any right to reimbursement or indemnification thereunder, (c) for unpaid base salary, bonus and benefits, in each case as disclosed by Seller in the Schedules to the Purchase Agreement, that are in effect prior to the date first written above (including if such salary, bonus and benefits are provided after the date first written above), (d) any rights to indemnification under BEC’s insurance programs as specified in Section 7.6 and Schedule 4.21 of the Purchase Agreement (without any amendment or modification thereto). To the extent permitted by law, the Indirect Owner hereby waives any notice, review, or revocation period that may be applicable to such release. As part of this release, effective as of the Closing, if the Indirect Owner is a participant in the Company’s Group Health Plan, such participation will voluntarily terminate. Notwithstanding the foregoing, by agreeing to this release, no Original Owner of the Company waives the right, to the extent he qualifies, to seek COBRA medical insurance under the Company’s Group Health Plan for himself or covered family members at his own expense.
F.     General.
1.The covenants contained in this Agreement and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
2.This Agreement shall terminate automatically with the termination of the Purchase Agreement. Sections 1.2, 12.2, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, and 12.12 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis (with Seller meaning Indirect Owner).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

BUYER:
LITTELFUSE, INC.

By: _______________________________
Name:
Title:

INDIRECT OWNER

_______________________________
Name: [ ]

COMPANY:
BASLER ELECTRIC COMPANY

By: _______________________________
Name:
Title:

[Signature Page to Non-Compete, Non-Solicitation and Indemnification Agreement]